Exhibit 2.1

                                                                  EXECUTION COPY





                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                                   CMGI, INC.

                                       AND

                         MARKETING SERVICES GROUP, INC.


                            DATED AS OF MARCH 9, 1999

                                 RELATING TO THE

                                CAPITAL STOCK OF

                             CMG DIRECT CORPORATION

                            STOCK PURCHASE AGREEMENT


      THIS  STOCK   PURCHASE   AGREEMENT,   dated  as  of  March  9,  1999  (the
 "Agreement"), is between CMGI, Inc. (the "Seller"), a Delaware corporation and Marketing Services Group, Inc. (the "Buyer"), a Nevada corporation.

      WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of CMG Direct Corporation ("Direct"), a Delaware corporation;

      WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Direct (the "Shares"), all as more specifically provided herein;

      NOW, THEREFORE, in consideration of the representations, warranties and agreements contained herein, the parties hereto agree as follows:
Article 1

                           PURCHASE AND SALE OF SHARES

1.1 Purchase  and Sale of Shares.

Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer the Shares for the consideration specified in Section 1.2 hereof.

1.2 Purchase  Price.

(a) The purchase price for the Shares (the "Purchase Price") is $26,000,000 adjusted by the Purchase Price Adjustment (as defined below) payable as follows:
(i) $14,000,000 in cash, less the sum with respect to all the Direct Options (as defined below) outstanding immediately prior to the Closing, of the product of
(x) the number of shares of Direct Common Stock with respect to which each such option is then exercisable without acceleration multiplied by (y) the excess, if positive, of (i) the Purchase Price divided by the total number of shares outstanding of Direct as of the Closing giving effect to the exercise of the vested Direct Options (as defined below) less (ii) the exercise price with respect to such shares, adjusted by the Purchase Price Adjustment (the "Cash Portion") and (ii) $12,000,000 in shares (the "Stock Portion") of common stock, $0.01 par value per share, of the Buyer ("Buyer Common Stock"). The number of shares constituting the Stock Portion shall equal $12,000,000 divided by the Market Value of a share of Buyer Common Stock, rounded up to the nearest whole number. For purposes of this Agreement, "Market Value" of a share of Buyer Common Stock shall mean $5.17. Notwithstanding the foregoing, (x) if, on the Closing Date (as defined below), the Market Value indicates a number of shares representing the Stock Portion of the Purchase Price in excess of 19.99% of the outstanding Buyer Common Stock prior to issuance, then the Cash Portion of the Purchase Price shall be increased, and the Stock Portion of the Purchase Price decreased, so that the Purchase Price remains at $26,000,000 but the number of shares representing the Stock Portion of the Purchase Price equals a whole number of shares representing between 19.50% and 19.99% of the number of shares of Buyer Common Stock outstanding prior to issuance and (y) the Buyer shall pay an amount specified by the Seller in cash by wire transfer of immediately available funds to ING Baring Furman Selz LLC to an account designated by such firm prior to the Closing and such amount shall be deducted from the Cash Portion of the Purchase Price.

(b) The "Purchase Price Adjustment" shall mean the excess, if any, of the Net Working Capital (as defined below) of Direct reflected on the Direct Balance Sheet (as defined below) over the Net Working Capital of Direct as of the Closing Date reflected on the Closing Date Balance Sheet (in which case the Purchase Price would be decreased) or the excess, if any, of the Net Working Capital of Direct as of the Closing Date reflected on the Closing Balance Sheet over the Net Working Capital of Direct reflected on the Direct Balance Sheet (in which case the Purchase Price would be increased). The Purchase Price Adjustment shall be made to the Cash Portion of the Purchase Price. "Net Working Capital" shall mean current assets minus current liabilities as such terms are used in generally accepted accounting principles, excluding any intercompany accounts. "Direct Balance Sheet" shall mean Direct's Balance Sheet as of September 30, 1998.

(c) For purposes of determining the amount to be paid by the Buyer to the Seller on the Closing Date, the Seller shall prepare an initial calculation of the Cash Portion of the Purchase Price (the "Estimated Cash Portion") which shall be equal to $14,000,000 adjusted by the Estimated Purchase Price Adjustment (as defined below). The Seller shall deliver the calculation of the Estimated Cash Portion to the Buyer not less than two (2) business days prior to the Closing Date. The "Estimated Purchase Price Adjustment" shall mean the excess, if any, of the Net Working Capital of Direct reflected on the Direct Balance Sheet over the Net Working Capital of Direct as of the last day of the month for which the most recent Direct Financials have been prepared (in which case the Estimated Cash Portion would be decreased) or the excess, if any, of the Net Working Capital of Direct as of the last day of the month for which the most recent Direct Financials have been prepared, over the Net Working Capital reflected on the Direct Balance Sheet (in which case the Estimated Cash Portion would be increased), in either case as estimated by the President.

1.3 Closing Date.

The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Palmer & Dodge LLP in Boston at 10:00 a.m. (local time) on such date as shall be mutually agreed by the parties hereto after the date that is three business days after the date that all of the approvals, consents and other conditions set forth in Sections 5.1(c) and 5.2(c) of this Agreement have been obtained, waived or satisfied and prior to May 15, 1999, or at such other time, date or place as may be mutually agreed in writing by Buyer and Seller (the "Closing Date").

1.4 Deposit.

Concurrently with the execution of this Agreement, the Buyer shall pay to Seller the sum of $1,000,000 (the "Deposit") by wire transfer of immediately available funds to an account designated by the Seller. In the event that the Closing occurs, the Deposit shall be applied against the Cash Portion of the Purchase Price. In the event that this Agreement is terminated (i) as a result of a breach by the Seller of its obligations hereunder or a failure of any of the conditions set forth in Section 5.1 to be fulfilled, the Seller shall return the Deposit to the Buyer and (ii) for any other reason, the Seller shall retain the Deposit.

1.5 Delivery and Payment.

At the Closing, (i) the Seller shall deliver to the Buyer (A) the Shares together with stock powers duly executed in blank and (B) the minute books and the corporate seal of Direct and (ii) Buyer shall pay the (A) Estimated Cash Portion to the Seller by wire transfer of immediately available funds to an account designated by the Seller prior to the Closing and (B) the shares representing the Stock Portion of the Estimated Purchase Price evidenced by a duly executed share certificate.

1.6   Settlement.

(a) For purposes of making a final calculation of the Purchase Price in accordance with Section 1.2(a), the Seller shall deliver to the Buyer as soon as reasonably practicable, and in any event not more than 30 days after the Closing Date (i) a balance sheet of Direct, as of the most recent month end prior to the Closing Date (the "Closing Balance Sheet"), prepared by the Seller with the participation of the Buyer in accordance with GAAP and (ii) a computation of the Purchase Price Adjustment.

(b) The Buyer hereby agrees to permit the Seller, its employees, agents and representatives, such access to Direct's premises and books and records and to render to the Seller all such reasonable assistance as the Seller all such reasonable assistance as the Seller may deem necessary to prepare the Closing Balance Sheet. The fees and expenses of preparing the Closing Balance Sheet and calculating the Purchase Price Adjustment shall be paid by the Seller.

(c) On the fifth day (or the next succeeding business day if such day is not a business day) following the delivery to the Buyer of the Closing Balance Sheet and the computation of the Purchase Price Adjustment, the Seller shall pay to the Buyer the amount, if any, by which the Estimated Cash Portion exceeds the calculation of the Cash Portion (after making the adjustment set forth in Section 1.2 (a)) or the Buyer shall pay to the Seller the amount, if any, by which the calculation of the Cash Portion (after making the adjustment set forth in Section 1.2(a)) exceeds the Estimated Cash Portion, unless the Buyer disputes the Closing Balance Sheet or the Purchase Price Adjustment, in which case payment shall be made only of the undisputed amount of the Purchase Price Adjustment; payment with respect to the disputed amount of the Purchase Price Adjustment shall be made upon the final determination of such dispute in accordance with Section 1.6(d).

(d) In the event that the Buyer disputes the Closing Balance Sheet or the Purchase Price Adjustment, the Buyer agrees to notify the Seller of such dispute on or prior to the fifth day (or the next succeeding business day if such day is not a business day) following the delivery to the Buyer of the Closing Balance Sheet and the computation of the Purchase Price Adjustment. The parties agree to attempt to resolve such dispute within a 30-day period following notice of such dispute. If such dispute cannot be resolved within such period, then KPMG Peat Marwick shall be retained to review the matter under dispute and to determine the Purchase Price Adjustment. If KPMG Peat Marwick shall be unable or unwilling to make such determination, and the parties hereto are unable to agree on another nationally recognized accounting firm to make such determination, the Seller and the Buyer shall each nominate a nationally recognized independent accounting firm that does not regularly work for such party, and one of such two nominated accounting firms shall be selected by a flip of a coin. The determination by KPMG Peat Marwick or such other independent accounting firm shall be final and binding on the parties hereto, and shall be based upon a review of the Closing Balance Sheet (and any relevant books and records relating to the Closing Balance Sheet or other documents or information relating to the dispute which are requested by such independent accounting firm) in accordance with GAAP. The Seller and the Buyer shall be afforded the opportunity to present to KPMG Peat Marwick or such other independent accounting firm any material or information relating to the matters in dispute. The Seller and the Buyer shall each bear and pay one-half of the fees and disbursements of KPMG Peat Marwick or such other independent accounting firm in connection with its analysis.

1.7  Treatment  of Options.

Options to acquire shares of Direct Common Stock ("Direct Options") will be terminated at the Closing. Vested Direct Options will become the right to receive a cash payment equal to the product of (x) the number of shares for which the option is exercisable immediately prior to Closing multiplied by (y) the difference between (A) the Purchase Price divided by the total number of shares outstanding of Direct as of the Closing giving effect to the exercise of the vested Direct Options and (B) the exercise price per share. Unvested Direct Options will not become entitled to any payment upon termination.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller represents and warrants to the Buyer, subject to the exceptions set forth in the disclosure schedule supplied by the Seller to the Buyer (the "Disclosure Schedule"), as follows:

2.1 Organization of Direct.

Direct and each of its Subsidiaries (as defined below) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Direct Material Adverse Effect (as defined below). Included in the Disclosure Schedule is a true and complete list of all of Direct's Subsidiaries, together with the jurisdiction of incorporation or organization of each such Subsidiary. The Seller has delivered or made available to the Buyer a true and correct copy of the Certificate of Incorporation and Bylaws of Direct and similar governing instruments of each of Direct's Subsidiaries, each as amended to date. The minute books of Direct and its Subsidiaries made available to the Buyer are the only minute books of Direct and its Subsidiaries, and the minutes contain a reasonably accurate record of all actions taken in all meetings of directors (or committees thereof) and stockholders or actions by written consent. The term "Direct Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets, financial condition or results of operations of Direct and its Subsidiaries taken as a whole; provided, however, that, for purposes of Section 5.1(a), the following shall not be deemed to constitute a Direct Material Adverse Effect: (i) an adverse change in the business, financial condition or results of operations of Direct following the date of this Agreement primarily attributable to circumstances or events affecting the direct marketing or internet industries generally or (ii) the loss of any officer or key employee of Direct following the date of this Agreement. "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

2.2 The Capital  Structure of Direct.

(a) The authorized capital stock of Direct consists of 15,000,000 shares of common stock, par value $0.01 per share ("Direct Common Stock") and 5,000,000 shares of preferred stock, par value $0.01 per share ("Direct Preferred Stock"). As of the date of this Agreement, there are 9,000,000 shares of Direct Common Stock issued and outstanding and no shares of Direct Preferred Stock issued and outstanding. All outstanding shares of Direct Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, Direct's Certificate of Incorporation or Direct's Bylaws or any agreement or document to which Direct is a party or by which it is bound.

(b) The Disclosure Schedule includes a true and complete list of all outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from Direct any shares of the capital stock or any other security of Direct, and all outstanding securities of any kind convertible into or exchangeable for such securities. True and complete copies of all instruments (or forms of such instruments) referred to in this Section 2.2(b) have been previously furnished to the Buyer. There are no stockholder agreements, voting trusts, proxies or other agreements or instruments with respect to the outstanding shares of capital stock of Direct to which Direct is a party. As of the Closing Date, the Direct Options set forth in the Disclosure Schedule, whether vested or unvested, shall be terminated and the holders of vested Direct Options through the Closing Date shall be entitled to the payments set forth in Section 1.7 hereof.

(c) Except for securities Direct owns directly or indirectly through one or more Subsidiaries, there are no equity securities of any class of any Subsidiary of Direct, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding.

2.3   Authority.

(a) The Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller. Assuming due authorization, execution and delivery by the Buyer, this Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Seller or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in
Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Seller or any of its Subsidiaries or by which its or any of their respective properties is bound, or (iii) subject to obtaining any third party consents referred to in the final sentence of this
Section 2.3(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Seller or any of its Subsidiaries under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Seller or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or its or any of their respective properties are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not reasonably be expected to have a Direct Material Adverse Effect. The Disclosure Schedule lists all material consents, waivers and approvals under any of the Seller's or any of its Subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, except for those the absence of which would not reasonably be expected to have a Direct Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of Current Reports on Form 8-K with the Securities and Exchange Commission (the "SEC"),
(ii) the filing with the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") of such forms as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the termination or expiration of all applicable waiting periods thereunder, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not reasonably be expected to have a Direct Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

2.4   Financial Statements of Direct.

(a) The Seller has previously delivered to the Buyer (i) the unaudited income statement of Direct for the fiscal year ending July 31, 1998 (the "Annual Income Statement"), (ii) the unaudited balance sheet of Direct as of September 30, 1998 (the "Direct Balance Sheet "), and the income statement for the fiscal quarter ended October 31, 1998 (together with the Direct Balance Sheet, the "Interim Financial Statements"). All of such financial statements referred to in this section are collectively referred to herein as the "Direct Financial Statements." The Direct Financial Statements have been prepared from, and are in accordance with, the books and records of Direct and present fairly the financial position and the results of operations as of the dates and for the period indicated, in each case in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as otherwise indicated therein, and subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments, which are not, in the aggregate, material, and the use of abbreviated notes.

(b) Except as disclosed in the Direct Financial Statements or the Disclosure Schedule and except for obligations under this Agreement, neither Direct nor any of its Subsidiaries has (i) any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Direct and its Subsidiaries taken as a whole, except liabilities (x) incurred since the date of the Direct Balance Sheet in the ordinary course of business consistent with past practices or (y) incurred in connection with the transactions contemplated hereby.

2.5 Absence of Certain  Changes or Events.

Since the date of the Direct Balance Sheet, except as set forth in the Disclosure Schedule, there has not occurred any Direct Material Adverse Effect and there has not been, occurred or arisen any:

(a) amendment or change to the Certificate of Incorporation or Bylaws of Direct;

(b) individual capital expenditure or commitment, or series of related capital expenditures or commitments, by Direct or its Subsidiaries outside the ordinary course of business exceeding $100,000;

(c) destruction of, damage to or loss of any assets material to the business of Direct and its Subsidiaries taken as a whole (whether or not covered by insurance);

(d) cancellation or termination by any customer of its relationship, or a significant portion of its relationship, with Direct or any of its Subsidiaries which would reasonably be expected to have a Direct Material Adverse Effect;

(e) labor trouble or claim of wrongful discharge (except for such claims not reasonably expected to result in potential damages greater than $100,000) or other unlawful labor practice or action that would reasonably be expected to have a Direct Material Adverse Effect;

(f) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Direct;

(g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of Direct; or any direct or indirect redemption, purchase or other acquisition by Direct of any of its capital stock;

(h) increase in the salary or other compensation payable or to become payable to any of its (i) officers or directors or (ii) employees or advisors receiving, after such increase, annualized compensation in excess of $150,000 per year, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement and except for increases, payments or commitments in the ordinary course of business and consistent with past practices;

(i) sale, lease, license or other disposition of any of material assets or properties of Direct or its Subsidiaries outside of the ordinary course of business; (j) amendment or termination of any material contract or agreement identified in Section 2.15 of the Disclosure Schedule except for amendments in the ordinary course of business or terminations pursuant to the terms of the contract or agreement and not as a result of any breach;

(k) loan by Direct or any of its Subsidiaries to any person or entity, incurrence by Direct or any of its Subsidiaries of any indebtedness for borrowed money, guaranty made by Direct or any of its Subsidiaries of any indebtedness for borrowed money, issuance or sale of any debt securities of Direct or any of its Subsidiaries or guaranty made with respect to any debt securities of others, except in the ordinary course of business and consistent with past practices; or

(l) commitment, understanding or agreement by Direct or any of its Subsidiaries or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (k) (other than this Agreement).

2.6   Tax Matters.

(a) Direct and its Subsidiaries and any combined, consolidated, unitary, or affiliated group of which both Direct and its Subsidiaries are or have been a member prior to the Closing Date: (i) have paid all Taxes (as defined in Section 2.6(n)) required to be paid on or prior to the Closing Date (including, without limitation, payments of estimated Taxes) for which both Direct and its Subsidiaries could be held liable, except for Taxes which are being contested in good faith and by appropriate proceedings as set forth in Schedule 2.6(a); and
(ii) have accurately and timely filed (or filed an extension for), all federal, state, local and foreign Tax Returns (as defined in Section 2.6(n)), reports, and forms with respect to the Taxes required to be filed by them on or before the Closing Date;

(b) The amount set up as provisions for Taxes on September 30, 1998 is sufficient in all material respects for all accrued and unpaid Taxes of Direct and its Subsidiaries, whether or not due and payable and whether or not in dispute, under applicable laws relating to Taxes as in effect on September 30, 1998 or now in effect, for the period ended on such date and for all periods prior thereto;

(c) Except as set forth in Schedule 2.6(c), with respect to each taxable period of Direct and its Subsidiaries, either such taxable period has been audited by the Internal Revenue Service or other appropriate taxing authority or the time for assessing or collecting Tax with respect to such taxable period has closed and such taxable period is no longer subject to review;

(d) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against, or with respect to, the activities of Direct or its Subsidiaries;

(e) Neither Direct nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by a taxing authority;

(f) Neither Direct nor any of its Subsidiaries has requested or been granted an extension of time for filing any Tax Return to a date later than the Closing Date;

(g) There is no action, suit, taxing authority proceeding, or audit now in progress, pending or threatened against or with respect to Direct or any of its Subsidiaries with respect to any Tax assessment or deficiency;

(h) Neither Direct nor any of its Subsidiaries is or has been a member of an affiliated group as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), or filed or been included in a combined, consolidated or unitary Tax Return except as set forth on Schedule 2.6(h);

(i) No claim has ever been made by a taxing authority in a jurisdiction where Direct or any of its Subsidiaries does not pay Tax or file Tax Returns that any of the companies may be subject to the Taxes assessed by such jurisdiction;

(j) Both Direct and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other party;

(k) Schedule 2.6(k) contains a list setting forth all the states, territories or jurisdictions, if any, in which both Direct and its Subsidiaries is required to file a Tax Return relating to their operations;

(l) The Seller has delivered to the Buyer complete and correct copies of all federal, state, local and foreign income tax returns filed with respect to each such company for taxable periods on or after August 1, 1996; and

(m) Neither Direct nor any of its Subsidiaries: (1) has made any payments, nor are they obligated to make any payments, nor are they a party to any agreements that under certain circumstances could obligate it to make any payment, that will not be deductible under Section 280G of the Code; (2) will have liability on or after the Closing Date pursuant to any tax sharing or tax allocation agreement; (3) has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), including as a transferee or successor, by contract, or otherwise;
(4) has agreed to, or is required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (5) has filed a consent under Section 341(f) of the Code.

(n) For purposes of this Agreement, "Tax(es)" shall mean all federal, state, local or foreign taxes, assessments or duties which are payable or remittable by Direct or any of its Subsidiaries or levied upon any property of Direct or any of its Subsidiaries, or levied with respect to either of their assets, franchises, income, receipts, including, without limitation, import duties, excise, franchise, gross receipts, utility, real property, capital, personal property, withholding, FICA, unemployment compensation, sales or use tax, governmental charges (whether or not requiring the filing of a return), and all additions to tax, penalties and interest relating thereto. Tax Returns means any return, declaration, report, claim for refund, information return, or other statement relating to Taxes filed with or sent to any federal, state, local or foreign governmental entity or subdivision.

2.7 Title to  Properties;  Absence  of Liens and  Encumbrances.

Direct and its Subsidiaries have good and valid title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned or leased by them and material to the conduct of their respective businesses as such businesses are now being conducted. Neither Direct's nor any of its Subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exception or restriction or claim or charge of any kind ("Encumbrances"), except for such Encumbrances as are set forth in the Disclosure Schedule or the Direct Financial Statements or would not in the aggregate reasonably be expected to have a Direct Material Adverse Effect.

2.8 Intellectual  Property.

Direct and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are required or reasonably necessary for the conduct of business of Direct or its Subsidiaries as currently conducted, the absence of which would reasonably be expected to have a Direct Material Adverse Effect (the "Direct Intellectual Property Rights"). To the knowledge of the Seller, the use of the Direct Intellectual Property Rights by Direct and its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill (including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor) of any other person, and neither Direct nor any of its Subsidiaries has received notice of any claim or otherwise knows that any of Direct Intellectual Property Rights conflicts with the asserted rights of any other person, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that would not, in the aggregate, reasonably be expected to have a Direct Material Adverse Effect.

2.9   Compliance; Permits; Restrictions.

(a) Neither Direct nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Direct or any of its Subsidiaries or by which its or any of their respective properties is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Direct or any of its Subsidiaries is a party or by which Direct or any of its Subsidiaries or its or any of their respective properties is bound, except for any conflicts, defaults or violations that would not reasonably be expected to have a Direct Material Adverse Effect.

(b) Direct and its Subsidiaries hold all consents, permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Direct and its Subsidiaries taken as a whole (collectively, the "Permits"). Direct and its Subsidiaries are in compliance with the terms of the Permits, except where the failure to so comply would not reasonably be expected to have a Direct Material Adverse Effect.

2.10 Litigation.

There is no action, suit or proceeding of any nature pending or to the Seller's knowledge threatened against Direct or any of its Subsidiaries, or any of their respective properties, officers or directors, in their respective capacities as such (i) in which injunctive or other equitable relief or damages in excess of $100,000 are or are reasonably likely to be sought against Direct or any of its Subsidiaries or that otherwise are reasonably likely to result in a Direct Material Adverse Effect or (ii) that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. To the Seller's knowledge, there is no investigation pending or
threatened  against  Direct  or  any  of  its  Subsidiaries,   their  respective
properties or any of their respective officers or directors by or before any Governmental Entity that would reasonably be expected to have a Direct Material Adverse Effect.

2.11  Brokers' and Finders'  Fees.

Except for fees payable to ING Baring Furman Selz LLC and disclosed to the Buyer, the Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. It is understood that such fees are paid by or on account of Seller and not Direct.

2.12 Employee Benefit Plans.

The Disclosure Schedule sets forth a complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") covering current employees or former employees of Direct or its Subsidiaries (the "Plans"). No Plan is a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and neither Direct nor any or its Subsidiaries has incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan which is intended to be qualified under with Section 401(a) or 501(c)(9) of the Code ("Qualified Plans") is so qualified. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the knowledge of the Seller nothing has been done or omitted to be done with respect to any Plan that would result in any material liability on the part of Direct or its Subsidiaries under Title I of ERISA or Section 4975 of the Code. All reports required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed except where the failure to so file would not reasonably be expected to have a Direct Material Adverse Effect. No "reportable event" as defined in Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any pension plan subject to Title IV of ERISA. With respect to all pension plans subject to Title IV of ERISA, such plans have no "unfunded accrued liabilities" as defined in Section 3(30) of ERISA, all contributions to such plans under the minimum funding requirements of Section 412 of the Code have been made and all premium payments to the Pension Benefit Guaranty Corporation with respect to such plans have been made. All claims for welfare benefits, with the exception of medical benefits, incurred by employees on or before the Closing are or will be fully covered by third-party insurance policies or similar programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any welfare benefit plan providing benefits after termination of employment.

2.13  Employment Matters.

(a) Direct and each of its Subsidiaries (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in the case of (ii), (iii) or (iv) withholding or liability that would not reasonably be expected to have a Material Adverse Effect.

(b) No work stoppage or labor strike against Direct or any of its Subsidiaries is pending or, to the best knowledge of the Seller, threatened. Neither Direct nor any of its Subsidiaries is involved in or, to the knowledge of the Seller, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would, in the aggregate, reasonably be expected to have a Direct Material Adverse Effect. Neither Direct nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, individually or in the aggregate, reasonably be expected to have a Direct Material Adverse Effect. Neither Direct nor any of its Subsidiaries is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Direct or any of its Subsidiaries.

2.14  Environmental Matters.

Except as would not  reasonably  be expected to have a Direct  Material  Adverse
Effect:

(a) no material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, hazardous or otherwise to pose an unreasonable danger to human health or the environment, including without limitation all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office, maintenance, shipping and janitorial supplies, are present as a result of the actions of Direct or any of its Subsidiaries, or, to the knowledge of the Seller, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Direct or any of its Subsidiaries has at any time owned, operated, occupied or leased;

(b) neither Direct nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect prior to or as of the date hereof, nor has Direct or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity;

(c) Direct and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents ("Environmental Permits") necessary for the conduct of Direct's and its Subsidiaries' Hazardous Material Activities and other businesses of Direct and its Subsidiaries as such activities and businesses are currently being conducted; and

(d) no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Direct's knowledge, threatened concerning any Environmental Permit, Hazardous Material in, on or under any property owned or leased by Direct or any of its Subsidiaries or any Hazardous Materials Activity of Direct or any of its Subsidiaries.

2.15  Agreements,  Contracts  and  Commitments.

Except as identified in the Disclosure Schedule, neither Direct nor any of its Subsidiaries is a party to or is bound by:

(a) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $100,000 and not cancelable without penalty;

(b) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than Direct's wholly-owned subsidiaries);

(c) any mortgages, indentures, loans or credit agreements, security agreements relating to a material amount of assets or other agreements or instruments relating to the borrowing of money or extension of credit; or

(d) any other agreement, contract or commitment (excluding real and personal property leases) which requires annual payments by Direct or any of its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days.

Neither Direct nor any of its Subsidiaries, nor to the Seller's knowledge any other party to a Direct Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Direct or any Subsidiary is a party or by which it is bound of the type described in clauses (a) through (d) above (any such agreement, contract or commitment, a "Direct Contract") in such a manner as would permit any other party to cancel or terminate any such Direct Contract, or would permit any other party to seek damages, in either case, which would reasonably be expected to have a Direct Material Adverse Effect.

2.16 Insurance.

Direct and each of its Subsidiaries are, and have been continuously since January 1, 1995, insured against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Direct and its Subsidiaries during such time period. Neither Direct nor any of its Subsidiaries has received any notice of cancellation or termination, except for notice of Workers' Compensation non-renewal, with respect to any material insurance policy of Direct or any of its Subsidiaries. On February 1, 1999 CMGI received a notice of non-renewal for its Workers' Compensation policy, due to poor loss experience. Direct's Workers' Compensation is covered by this policy. The policy is an annual policy, which expires April 7, 1999. CMGI intends to have a new, substitute policy for its Workers' Compensation. The new policy will cover Direct until Closing. The insurance policies of Direct and each of its Subsidiaries are, to Seller's knowledge, valid and enforceable policies in all material respects.

2.17  The Business Conducted by Direct.

(a) Direct provides targeted databases and database services to direct marketers in the traditional direct marketing and Internet marketing industries. Direct provides targeted mailing lists, database management and processing, and list brokerage and management services to over 7,500 clients in the consumer, business-to-business, medical, high technology, and publishing industries. Direct has developed two Internet technologies: (i) List.netTM, which allows Direct to sell its lists on the Internet; and (ii) PermissionPlusTM ("PPLUS"), a group of automated Internet marketing services delivered over the Internet, that deploys several proprietary technology solutions to automate a process that enables companies to conduct effective Internet marketing campaigns. PPlus enables companies to: (i) develop profiles of their web site visitors and learn their purchasing intentions; (ii) obtain permission to market to them via e-mail; (iii) use profile data to automatically direct web site visitors to relevant content; (iv) access and analyze profile data via online databases; (v) use the online Campaign Management tool to execute targeted e-mail marketing campaigns; and (vi) analyze the results of these campaigns in real time.

(b) Direct's  database  products  include  mailing  lists  representing  over 26 million people including the largest list of direct mail consumer and professional book buyers in the world. Direct offers the following proprietary lists to its clients: (i) InfoBuyers List, consisting of over 20 million direct mail purchasers of books, journals, magazines, videos, software, and other information products, (ii) K-12 List, consisting of over 5 million teachers, administrators and book buying families in the United States, (iii) College List, consisting of over 800,000 professors and college administrators in the United States, and (iv) ExpressList, consisting of over 400,000 opt-in e-mail names.

(c) Direct offers value-added services in addition to its list sale business. These services include database management, processing, list brokerage, and list management services. Direct's database management and processing services include the creation, maintenance and enhancement of clients' databases as well as such value-added services as merge/purge, list processing and analytics. Direct's list management service markets approximately 20 lists to list buyers. These lists are owned by third party companies from the high technology, medical and education industries.

2.18 Assets and Property  Necessary to the Conduct of Business by Direct.

As of the Closing Date, Direct will either own, or will be in possession of (whether through a lease agreement or some other contractual relationship), all of the assets and property (whether tangible or intangible) necessary for the conduct of its business as set forth in Section 2.18 hereof.

2.19 Year 2000.

The Disclosure Schedule summarizes the status of Direct with respect to attempting to ensure that Direct's computer systems do not, or will not following modification thereof, be deficient with respect to formatting for the problem relating to computer programs and systems recognizing dates that use two-digit year data rather than four-digit year data (the "Year 2000 Problem"). The Seller has made available to the Buyer copies of all correspondence between Direct and its third-party service providers concerning Year 2000 Problem compliance. Except as set forth in the Disclosure Schedule, the Seller has no other contracts with, or commitments to, any third-party with respect to the Year 2000 Problem. Direct has not been informed by any customer, insurance company or service provider with which Direct or any of its Subsidiaries transacts business of an inability to timely remedy their own deficiencies with respect to the Year 2000 Problem, which deficiencies, individually or in the aggregate, would have a Direct Material Adverse Effect.

2.20  Disclaimer.

The Seller shall not be deemed to have made to the Buyer any representation or warranty other than as expressly made by the Seller in this Article 2. Without limiting the generality of the foregoing, the Seller makes no representation or warranty to the Buyer with respect to: (a) any projections, estimates or budgets heretofore delivered to or made available to the Buyer of future revenues, expenses or expenditures or future results of operations; or (b) any other information or documents made available to the Buyer or its counsel, accountants or advisors with respect to the assets, liabilities, business, operations or prospects of Direct except as expressly covered a representation and warranty contained in this Article 2 hereof.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The  Buyer  represents  and  warrants  to  the  Seller  as  follows:

 3.1 Organization  of  the  Buyer.

The Buyer and each of its  Subsidiaries  is a corporation  or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Buyer Material Adverse Effect (as defined below). Included in the Disclosure Schedule is a true and complete list of all of Buyer's Subsidiaries, together with the jurisdiction of incorporation or organization of each such Subsidiary. The minutes books of the Buyer and its Subsidiaries made available to the Seller are the only minute books of the Buyer and its Subsidiaries, and the minutes contain a reasonably accurate record of all actions taken in all meetings of directors (or committees thereof) and stockholders or actions by written consent. The term "Buyer Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets, financial condition or results of operations of the Buyer and its Subsidiaries taken as a whole; provided, however, that, for purposes of Section 5.2(a), the following shall not be deemed to constitute a Buyer Material Adverse Effect: an adverse change in the business, financial condition or results of operations of the Buyer following the date of this Agreement primarily attributable to circumstances or events affecting the direct marketing or internet industries generally.

3.2   The Capital Structure of the Buyer.

(a) The authorized capital stock of the Buyer consists of 75,000,000 shares of Buyer Common Stock and 150,000 shares of redeemable preferred stock, par value $0.01 per share ("Buyer Preferred Stock"). As of March 4, 1999, there are 12,830,323 shares of Buyer Common Stock issued and outstanding and 50,000 shares of Series D convertible preferred stock, the only series of Buyer Preferred Stock issued and outstanding. All outstanding shares of Buyer Common Stock and Buyer Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Buyer's Certificate of Incorporation or the Buyer's Bylaws or any agreement or document to which the Buyer is a party or by which it is bound.

(b) Schedule 3.2b includes a true and complete list of all outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from the Buyer any shares of the capital stock or any other security of the Buyer, and all outstanding securities of any kind convertible into or exchangeable for such securities. True and complete copies of all instruments (or forms of such instruments) referred to in this Section 3.2(b) have been previously furnished to the Seller. There are no stockholder agreements, voting trusts, proxies or other agreements or instruments with respect to the outstanding shares of capital stock of the Buyer to which the Buyer is a party.

(c) Except for securities the Buyer owns directly or indirectly through one or more Subsidiaries, there are no equity securities of any class of any Subsidiary of the Buyer, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding.

3.3   Authority.

(a) The Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement by the Buyer do not, and the performance of this Agreement by the Buyer will not, (i) conflict with or violate the charter or bylaws of the Buyer,
(ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Buyer or by which its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Buyer's rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which the Buyer is a party or by which the Buyer or its properties are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not impair Buyer's ability to perform its obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of Current Reports on Form 8-K with the SEC, (ii) the filing with the Antitrust Division and the FTC of such forms as may be required by the HSR Act and the expiration or termination of any applicable waiting periods thereunder and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws.

3.4 SEC  Documents,  Financial  Statements.

Since July 31, 1995, the Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")(all of the foregoing filed prior to the date hereof being hereinafter referred to as the "Buyer SEC Documents"). The Buyer has delivered to the Seller true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Buyer included in the SEC Documents (the "Buyer Financial Statements") have been prepared from, and are in accordance with, the books and records of the Buyer and present fairly the financial position and the results of operations as of the dates and for the period indicated, in each case in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as otherwise indicated therein, and subject, in the case of the interim financial statements, to normal year-end audit adjustments, which are not, in the aggregate, material, and the use of abbreviated notes. Except as disclosed in the Buyer Financial Statements and except for obligations under this Agreement, neither the Buyer nor any of its Subsidiaries has (i) any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Buyer and its Subsidiaries taken as a whole, except liabilities (x) incurred since December 31, 1998 in the ordinary course of business consistent with past practices or
(y) incurred in connection with the transactions contemplated hereby. Since December 31, 1998, there has not occurred any Buyer Material Adverse Effect.

3.5  Financial  Capability.

The Buyer will have at the Closing, sufficient immediately available funds to purchase the Shares on the terms and conditions contained in this Agreement.

3.6 Acquisition of Shares;  Ownership of Buyer.

The Shares are being acquired by the Buyer for its own account solely for the purpose of investment without the view to, or for sale in connection with, any distribution thereof in violation of federal, state or foreign securities laws and with no present intention of distributing or reselling any part thereof. Buyer will not distribute or resell any Shares in violation of any such law. The Buyer understands that the Shares have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. The Buyer understands that there is no public market for the Shares and that there may never be a public market therefor, and that even if such a market develops it may never be able to sell or dispose of the Shares and may thus have to bear the risk of its investment therein for a substantial period of time.

3.7 Examination and Agreement to Investigate

The Buyer acknowledges that it is solely responsible for having conducted its due diligence investigation of Direct and its Subsidiaries. It acknowledges that it or its representatives have had complete opportunity to ask such questions and make such detailed inquires, and receive such information and material, regarding the business, personnel, assets, condition, capital structure, agreements and prospects of and applicable to Direct and the Shares as it has deemed relevant to its determination of the value of the Shares. The Buyer has such knowledge and experience in business matters as to be capable of evaluating independently the merits and risks of purchasing the Shares and operating Direct.

3.8 Litigation.

There is no action, suit, proceeding or investigation pending or, to the Buyer's knowledge, threatened against the Buyer that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

                                   ARTICLE 4

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1  Conduct  of  Business  by Direct.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Seller agrees to cause Direct to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, and others with which it has business dealings except
(i) as provided in the Disclosure Schedule (ii) as otherwise contemplated by this Agreement, or (iii) to the extent that the Buyer shall otherwise consent in writing, .

4.2 Certain Actions by Direct.

In addition, without the prior written consent of the Buyer, the Seller shall cause Direct not to do any of the following:

(a) incur or commit to incur any indebtedness for borrowed money, or incur any other indebtedness outside the ordinary course of business, other than loans or advances from Seller which will be repaid or cancelled in full prior to Closing;

(b)  assume,  guarantee,   endorse  or  otherwise  become  responsible  for  the
obligations of any other person, or make any loans or advances to any person, except in the ordinary course of business;

(c) incur any obligations for capital expenditures or purchase or sell any assets or properties otherwise than in the ordinary course of business, in excess of $100,000;

(d) declare, set aside, make or pay any dividend or other distribution otherwise than in cash, whether in property, securities or otherwise, with respect to the capital stock of Direct or one of its Subsidiaries; or

(e) amend its certificate of incorporation, by-laws or any Direct Contract.

4.3 Transfer Taxes.

All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes together with any interest , additions or penalties with respect thereto and any interest in respect of such additions or penalties resulting directly from the sale and transfer by the Seller to the Buyer of the Shares, shall be borne equally by the Buyer and the Seller, and each shall be responsible equally for any liabilities arising in connection therewith.

4.4   Access to Information; Confidentiality.

(a) Each Party will afford the other and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of such party during the period prior to the Closing to obtain all information concerning its business, including properties, results of operations and personnel, as the other party may reasonably request.

(b) The  parties  acknowledge  that the  Seller  and the Buyer  have  previously executed a Confidentiality Agreement dated December __, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as is necessary to comply with the terms of this Agreement.

4.5 Public  Disclosure.

The Buyer and the Seller will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation and the approval of the other party, which shall not be unreasonably withheld, except as may be required by law or the rules of the Nasdaq.

4.6  Exclusivity.

Between the date of this Agreement and the Closing or earlier termination of this Agreement pursuant to Article 6 hereof, neither the Seller nor any of its directors, officers or employees will solicit any offer or proposal from, or engage in any negotiations with, any third party relating to an acquisition of the Shares or other equity investment in Direct, or the acquisition of a substantial portion of Direct's assets or a merger with Direct.

4.7 Fees and Expenses.

Except as set forth in Section 4.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Buyer shall pay the fees required to be paid to the Antirust Division and the FTC for the filing required pursuant to the HSR Act.

4.8 Related Agreements.

The Buyer and the Seller agree, at Closing, (i) to enter into a Registration Rights, Investment Representation and Lock-Up Agreement substantially in the form as Exhibit A hereto, (ii) to negotiate in good faith a Transitional Services Agreement reasonably acceptable to both parties for the Seller to provide certain services to the Buyer at cost or at a reasonable estimate thereof.

4.9  Intercompany   Accounts.

Immediately prior to the Closing, (i) all intercompany accounts payable owing to Direct or any of its subsidiaries by the Seller shall be forgiven, discharged, or released by Direct and (ii) all intercompany accounts payable owing to the Seller or any Subsidiary of the Seller by Direct or any of its Subsidiaries shall be forgiven, discharged, or released by the Seller, in each case, as determined by the Seller.

4.10 Agreements  between Seller and Direct.

Prior to or at Closing, Seller and Direct agree to enter into (i) a mutually agreeable sublease for the property at 187 Ballardvale Street, Wilmington, Massachusetts 01887 in substantially the form attached as Exhibit B; and (ii) the License Agreement in substantially the form attached hereto as Exhibit C.

4.11  Consents  of Direct  Optionholders.

The Seller agrees to use reasonable efforts to obtain consents of the holders of Direct Options to the treatment of the Direct Options set forth in Section 1.7 hereof.

4.12 Direct Employee Plans;  Employment Matters.

For a period of one year after the Effective Time, and subject to applicable law, the Buyer shall provide to the employees in the aggregate of the Buyer and its Subsidiaries who were formerly employees of Direct and its Subsidiaries employee benefits that are no less favorable in the aggregate than those provided under the Plans (as defined in Section 2.12) disclosed in the Disclosure Schedule as in effect on the Closing Date, provided that, from and after the Effective Time, the employee benefits provided to the employees of the Buyer and its Subsidiaries who were formerly employees of Direct and its Subsidiaries shall be no less favorable than the employee benefits provided from time to time by the Buyer or its Subsidiary for its similarly situated employees. Such employee benefits shall be without limitation for preexisting conditions other than any such condition or limitation (including without limitation preexisting condition exclusions, waiting periods, actively-at-work requirements and other similar exclusions and conditions) as to which the relevant corresponding Plan of the Seller provided only a conditional waiver and as to which the employee (or his or her spouse or dependents) had not, as of the Closing Date, satisfied the relevant conditions for such waiver. From and after the Effective Time, in the case of each employee benefit plan (a "Buyer Plan") of the Buyer or its Subsidiaries which determines an individual's eligibility to become a participant in the Buyer Plan (an "eligibility requirement") or the extent of a participant's nonforfeitable right to benefits otherwise accrued under the Buyer Plan (a "vesting requirement") by reference to service for the Buyer and its Subsidiaries, the Buyer Plan's eligibility and vesting requirements shall be applied to the extent permitted by law by taking into account for each employee of the Buyer or its Subsidiaries who was an employee of Direct or its Subsidiaries immediately prior to the Effective Time such service of such employee for Direct or its Subsidiaries prior to the Effective Time as would have been taken into account for purposes of the Buyer Plan's eligibility and vesting requirements had such service been for the Buyer and its Subsidiaries.

4.13 Best Efforts and Further  Assurances.

Subject to the respective rights and obligations of the Buyer and the Seller under this Agreement, each of the parties to this Agreement will use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

                                   ARTICLE 5

                       CONDITIONS TO THE PURCHASE AND SALE

5.1 Conditions to the Purchase and Sale Relating to the Buyer.

The obligations of the Buyer to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction of or waiver in writing by the Buyer on or prior to the Closing of each of the following conditions:

(a) each of the representations and warranties of the Seller contained in this Agreement shall be true in all material respects as of the Closing (except with respect to representations and warranties made as of a specific time which shall be true in all material respects as of such time and except for changes expressly contemplated by this Agreement) with the same effect as though such representations and warranties had been made on and as of the Closing, and each of the covenants and agreements of the Seller to be performed on or prior to the Closing Date shall have been performed in all material respects, and the Buyer shall have received at the Closing a certificate from the Seller dated as of the Closing Date and executed by an officer of the Seller certifying to the fulfillment of the conditions set forth in this Section 5.1(a);

(b) no statute, rule or regulation or order, decree or judgment of or in any court or tribunal of competent jurisdiction shall be in effect that prohibits the Buyer from consummating the transactions contemplated hereby;

(c) all consents, approvals, orders or clearances of any governmental or regulatory authority, the granting of which is required for the consummation of the transactions contemplated hereby, shall have been obtained and all waiting periods specified under applicable law, the expiration of which is necessary for such consummation, shall have passed;

(d) the Seller shall have delivered to the Buyer the Shares together with duly executed stock powers in blank.

(e) the Buyer shall have received a favorable written opinion of counsel to the Seller in form reasonably satisfactory to the Buyer;

(f) the Buyer shall have received from each member of the boards of directors of Direct and its Subsidiaries a written resignation of such member from the relevant board, effective upon the Closing; and

(g) the Buyer shall have received from the Seller a "FIRPTA certificate," dated the Closing Date, to the effect that the Seller is not a "foreign person" within the meaning of the Code and applicable Treasury Regulations, in substantially the form of Exhibit D.

5.2 Conditions to the Purchase and Sale Relating to the Seller.

The obligations of the Seller to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction of or waiver in writing by the Seller on or prior to the Closing Date of each of the following conditions:

(a) each of the representations and warranties of the Buyer contained in this Agreement shall be true in all material respects as of the Closing (except with respect to representations and warranties made as of a specific time which shall be true in all material respects as of such time and except for changes expressly contemplated by this Agreement), with the same effect as though such representations and warranties had been made on and as of the Closing, and each of the covenants and agreements of the Buyer to be performed on or prior to the Closing shall have been performed in all material respects, and the Seller shall have received at the Closing a certificate from the Buyer dated as of the Closing Date, executed on behalf of Buyer by an executive officer of Buyer, certifying to the fulfillment of the conditions set forth in this Section 5.2(a);

(b) no statute, rule or regulation or order, decree or judgment of or in any court or tribunal of competent jurisdiction shall be in effect that prohibits the Seller from consummating the transactions contemplated hereby;

(c) all consents, approvals, orders or clearances of any governmental or regulatory authority, the granting of which is required for the consummation of the transactions contemplated hereby shall have been obtained and all waiting periods specified under applicable law the expiration of which is necessary for such consummation shall have passed;

(d) the Buyer shall have paid the Purchase Price to Seller in accordance with the provisions of Section 1.2; and

(e) the Seller shall have received a favorable written opinion of counsel to the Buyer in form reasonably satisfactory to the Seller.

                                    ARTICLE 6

                                   TERMINATION

6.1 Grounds for Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the parties hereto;

(b) by the Buyer or the Seller in writing without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in material default or breach of this Agreement) if the Closing shall not have occurred on or prior to May 15, 1999; or

(c) by the Buyer or the Seller if the other party has breached its obligations under this Agreement and such breach prevents the Closing from occurring.

6.2  Effect of  Termination.

Termination of this Agreement pursuant to this Article 6 shall terminate all obligations of the parties hereto except for the obligations under Section 4.4(b); provided, however, that termination pursuant to Section 6.1(b) or (c) shall not relieve the defaulting or breaching party hereunder from any liability to the other party hereto resulting from the default or breach hereunder of such defaulting or breaching party occurring prior to the date of termination; provided, however, that, absent an intentional breach by the Buyer of its obligations under this Agreement, if the Seller is entitled to retain the Deposit under Section 1.4, the Deposit shall constitute the Seller's sole and exclusive remedy against the Buyer for such termination. If this Agreement is terminated pursuant to the provisions of this Article 6, the provisions set forth in Sections 4.4(b), 6.2 and 7.2 shall survive any such termination.

                                   ARTICLE 7

                                 INDEMNIFICATION

7.1  Indemnification  by the Seller.

Subject to Sections 7.3, 7.4 and 9.1, the Seller shall indemnify and hold the Buyer harmless from and against losses, costs and expenses, including reasonable attorneys' fees ("Damages") based upon or resulting from any breach of a representation, warrant or agreement made by the Seller in Sections 1.5 or 2.2.

7.2  Indemnification  by the Buyer.

Subject to Sections 7.3, 7.4 and 9.1, the Buyer shall indemnify and hold the Seller harmless from and against any and all Damages based upon or resulting from any breach of a representation, warranty or agreement made by the Buyer in Sections 1.5, 3.2 and 3.4.

7.3   Tax Matters

(a) Subject to Section 7.4, the Seller shall indemnify and hold the Buyer harmless for (i) any Taxes and reasonable out-of-pocket attorneys' fees and accountants' fees resulting from and against any breach of a representation, warrant, agreement, or covenant made by Seller in Section 2.6 and Article 8,
(ii) any Taxes of Direct and its Subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date (except to the extent that such Taxes are reflected as an accrual on the balance sheet of Direct and its Subsidiaries as of the Closing Date), and (iii) any Taxes for which Seller is responsible pursuant to Article 8 including, without limitation, Pre-Closing Taxes as set forth in Section 8.1(a)(iii) and Taxes resulting from an election pursuant to Section 338(h)(10) of the Code, and comparable provisions of state, local, and foreign law (except to the extent that such Taxes are reflected as an accrual on the balance sheet of Direct and its Subsidiaries as of the Closing
Date), including, in each case, any adjustment for such Taxes as a result of an audit or administrative proceeding by any federal, state, or local Tax authority.

(b) The Buyer shall be liable for and indemnify the Seller for all other Taxes of Direct for any taxable period that are not specifically assumed by Seller under Section 7.3.

(c) To the extent permitted by applicable law, all amounts paid by the Seller or the Buyer under Section 7.3 shall be treated for all Tax purposes as adjustments to the Purchase Price.

(d) The obligations of the parties set forth in this Section 7.3 shall survive the Closing until the expiration of the applicable statute of limitations.

7.4  Claims.

Except as otherwise provided herein, when a party seeking indemnification under Sections 7.1 or 7.2 (the "Indemnified Party") receives notice of any claim made by a third party (a "Third Party Claim") which is to be the basis for a claim for indemnification hereunder, the Indemnified Party shall give prompt written notice thereof to the party from which indemnification is sought (the "Indemnifying Party") reasonably indicating (to the extent known) the nature of such claim and the basis thereof. Upon notice from the Indemnified Party, the Indemnifying Party may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the Indemnifying Party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that in such case, the Indemnifying Party shall have no obligation to pay any further costs and expenses of legal counsel of the Indemnified Party in connection with such defense. No compromise or settlement in respect of any Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent which shall not be unreasonably withheld), unless the sole relief is monetary damages that are paid in full by the Indemnifying Party. The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any such Third Party Claim within thirty business days after the date of receipt of the Indemnified Party's notice in respect of such Third Party Claim. If an Indemnified Party does not, within thirty business days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its assumption of the defense of the Third Party Claim, the Indemnifying Party shall be deemed to have waived its rights to control the defense thereof. If the Indemnified Party assumes the defense of any Third Party Claim because of the failure of the Indemnifying Party to do so in accordance with this Section 7.4, the Indemnifying Party shall pay all reasonable costs and expenses of such defense. The Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent (which consent shall not be unreasonably withheld).

7.5   Limitations on Indemnification.

(a) Except as indicated in Section 7.3 or Section 7.3(c), no party shall be obligated pursuant to this Section 7 or for any other reason or cause to indemnify the other. The rights of the parties for indemnification relating to this Agreement and the transactions contemplated hereby shall be strictly limited to those contained in this Section 7, which are intended to be and shall be the exclusive remedies of the parties hereto subsequent to the Closing.

(b) No indemnification shall be payable pursuant to this Section 7 unless the amount of all claims for indemnification exceeds $100,000 in the aggregate.

Article 8

                              ADDITIONAL COVENANTS

8.1   Income and Franchise Taxes.

(a)   Returns and Payments.

(i) The Seller shall include, or cause to be included, both Direct and its Subsidiaries in the consolidated federal tax return and in any consolidated, and (to the extent allowable by law) any combined or unitary, state, local, or foreign Tax return to be filed by the Seller for all tax periods, or portions thereof, ending on or before the Closing Date. Seller shall cause to be prepared, consistent with past practice, and file, or cause to be filed, all such consolidated and combined tax returns. The Buyer agrees to cooperate with the Seller in preparation of all such Tax Returns and agrees to take no position inconsistent with both Direct and its Subsidiaries' being a member of such consolidated, combined, or unitary group. The Seller shall cause to be timely paid all Taxes to which such Tax Returns relate for all periods covered by such Tax Returns including as they relate to both Direct and its Subsidiaries.

(ii) Seller shall cause to be prepared, consistent with past practice, and shall file or submit to the Buyer for filing, all required Tax Returns of both Direct and its Subsidiaries (except to the extent described in Section 8(a)(i)) for any period which ends on or before the Closing Date, for which Tax Returns are not required to have been filed as of the Closing Date. The Seller shall pay or shall pay to the Buyer and upon receipt the Buyer shall cause to be timely paid, in each instance to the appropriate authorities, all Taxes to which such Tax Returns relate for all periods covered by such Tax Returns.

(iii) The Buyer shall cause to be prepared, consistent with past practice and timely filed all required Tax Returns for taxable periods beginning before and ending after the Closing Date (the "Straddle Returns"). At least fifteen (15) days prior to the filing of any Straddle Return required to be filed by the Buyer pursuant to the preceding sentence, the Buyer shall submit copies of such returns to the Seller for its approval, which shall not be unreasonably withheld. The Buyer shall pay all Taxes reflected on the Straddle Returns. Such taxes to the extent attributable to any period or portion of a period on or before the Closing Date shall be referred to herein as "Pre-Closing Taxes". Pre-Closing Taxes shall be calculated on the basis of the activities of both Direct and its Subsidiaries as though the taxable period for the Company terminated at the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, Pre-Closing Taxes shall be equal to the tax imposed with respect to the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period on or preceding the Closing Date and the denominator of which is the number of days in the taxable period. The Seller shall reimburse the Buyer for Pre-Closing Taxes at such time as the Straddle Return is filed with the appropriate taxing authority.

(b) Cooperation. After the Closing Date, the Buyer and the Seller shall make available to the other, as reasonably requested, and to the appropriate tax authorities, all information, records, and documents relating to the Tax liabilities or potential Tax liabilities of both Direct and its Subsidiaries for all periods on or prior to the Closing Date (including Pre-Closing Taxes described in Section 8(a)(iii)) and shall preserve all such information, records, and documents until the expiration of any applicable statue of limitation or extension thereof.

(c) Tax Sharing Agreement. Any tax sharing or allocation agreement shall be cancelled as of the date prior to the Closing Date. There will be no payment covered by any tax sharing agreement after the Closing Date due to or from Buyer and both Direct and its Subsidiaries on the one hand, and the Seller, on the other hand, with respect to any tax year ending on or before the Closing Date.

(d) Election Pursuant to Section 338(h)(10) of the Code.

(i) The Seller agrees, if so directed by the Buyer, to join in making an election pursuant to Section 338(h)(10) of the Code (and any corresponding election under state, local, or foreign law) (the "Election") with respect to the purchase of the stock of Direct and its Subsidiaries pursuant to this Agreement. Seller will pay any Tax attributable to the Election (including any corresponding election under state, local, or foreign law). The purchase price, as determined in accordance with Treasury Regulations promulgated under Section 338(h)(10) of the Code, will be allocated to the assets of both Direct and its Subsidiaries for all purposes as set forth in such section. As soon as practicable, on or after the Closing Date, but in all cases on or before the due date for such forms, the parties hereto will file such forms as are required to effect the Election (including any comparable election under state, local, or foreign law) with the appropriate taxing authority.

(e) Allocation of Purchase Price. No later than thirty (30) days after the Closing Date, Buyer and Seller shall agree upon a schedule which shall set forth the allocation of the purchase price among the assets of Direct and its Subsidiaries. Such allocation shall be based on appraisals performed by the Buyer's independent accountant.

                                   ARTICLE 9

                                  MISCELLANEOUS

9.1  Survival.

Except for the representations and warranties set forth in Sections 2.2, 3.2, and 3.4, the representations and warranties contained in Article 2 and Article 3 herein shall not survive the Closing. The representations and warranties in Sections 2.2 and 3.2 shall survive the Closing, but shall expire on the date six years after the Closing Date, except with respect to and to the extent of any claims of which written notice specifying, in reasonable detail, the nature and amount of the claims, has been given by the Buyer to the Seller, or by the Seller to the Buyer, as the case may be, prior to such expiration. The representations and warranties in Section 3.4 shall survive the Closing but shall expire on the date three years after the Closing Date, except with respect to and to the extent of any claims of which written notice specifying the nature and amount of the claims has been given by the Seller to the Buyer prior to such expiration. This Section 9.1 shall not affect the provisions of Section 7.3.

9.2 Assignment.

This Agreement may not be assigned by any party hereto, and any such assignment shall be void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of successors of the parties hereto.

9.3 Entire  Agreement.

This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to and shall not be construed to confer upon any persons other than the parties hereto any rights or remedies hereunder.

9.4 Amendment and  Modification.

This Agreement and any of the terms contained herein may only be amended or modified by the Seller and the Buyer in writing.

9.5 Waiver.

At any time prior to the Closing, either the Seller or the Buyer may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of the other party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing by the party granting the extension or waiver. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof.

9.6  Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

9.7  Reference.

The table of contents and the section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.8 Notices.

All notices hereunder shall be in writing and delivered personally or by telex, telegram or facsimile transmission or by registered or certified mail (return receipt requested) or by commercial overnight delivery service to the other party at the following address for such party (or at such other address as shall be specified by like notice):

           If to the Buyer, to:

                Marketing Services Group, Inc.
                333 Seventh Avenue, 20th Floor
                New York, New York 10001
                Attention:  President
                Telephone:  (212) 594-7688
                Facsimile:  (212) 629-6040

           with a copy to:

                Camhy Karlinsky & Stein LLP
                1740 Broadway, 16th Floor
                New York, New York  10019
                Attention:  Alan I. Annex
                Telephone:  (212) 977-6600
                Facsimile:  (212) 977-8389

           if to the Seller, to:

                CMGI, Inc.
                100 Brickstone Square
                Andover, Massachusetts 01810
                Attention:  Andrew J. Hajducky III
                Telephone:  (978) 684-3600
                Facsimile:  (978) 684-3672

           with a copy to:

                CMGI, Inc.
                100 Brickstone Square
                Andover, Massachusetts 01810
                Attention:  William Williams II
                Telephone:  (978) 684-3600
                Facsimile:  (978) 684-3672

      Any notice given by mail or telegram or facsimile transmission shall be effective when received.

9.9 Disclosure.

It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not describe herein or included in a Schedule is or is not material for purpose of this Agreement.

9.10  Governing  Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

9.11  Severability.

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or enforceable, the remainder of this Agreement will continue in full force and the application of such provision to the other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.12  Consent to Jurisdiction.

(a) The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Massachusetts over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute and proceeding may be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in this manner specified by the provisions of Section 7.8 of this Agreement.

9.13 Waiver of Jury Trial.

EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE BUYER OR THE SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

                  [Balance of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                 MARKETING SERVICES GROUP, INC.


                             By: /s/ Jeremy Barbera
                                 -------------------
                                 Name:  Jeremy Barbera
                                 Title: Chairman, Chief Executive Officer
                                          and President


                                 CMGI, INC.


                             By: /s/ Andrew J. Hajducky, III
                                 --------------------------------
                                 Name:  Andrew J. Hajducky, III
                                 Title: Chief Financial Officer

                           TABLE OF CONTENTS


                                                                           Page


Article 1    PURCHASE AND SALE OF SHARES ....................................1

      1.1  Purchase and Sale of Shares ......................................1

      1.2  Purchase Price ...................................................1

      1.3  Closing Date .....................................................2

      1.4  Deposit ..........................................................2

      1.5  Delivery and Payment .............................................3

      1.6  Settlement .......................................................3

      1.7  Treatment of Options .............................................4

Article 2    REPRESENTATIONS AND WARRANTIES OF THE SELLER ...................4

      2.1  Organization of Direct ...........................................4

      2.2  The Capital Structure of Direct ..................................5

      2.3  Authority ........................................................5

      2.4  Financial Statements of Direct ...................................6

      2.5  Absence of Certain Changes or Events .............................7

      2.6  Tax Matters ......................................................8

      2.7  Title to Properties; Absence of Liens and Encumbrances ..........10

      2.8  Intellectual Property ...........................................10

      2.9  Compliance; Permits; Restrictions ...............................10

      2.10 Litigation ......................................................11

      2.11 Brokers' and Finders' Fees ......................................11

      2.12 Employee Benefit Plans ..........................................11

      2.13 Employment Matters ..............................................12

      2.14 Environmental Matters ...........................................12

      2.15 Agreements, Contracts and Commitments ...........................13

      2.16 Insurance .......................................................14

      2.17 The Business Conducted by Direct ................................14

      2.18 Assets and Property Necessary to the Conduct of Business by
           Direct ..........................................................15

      2.19 Year 2000 .......................................................15

      2.20 Disclaimer ......................................................15

Article 3    REPRESENTATIONS AND WARRANTIES OF THE BUYER ...................15

      3.1  Organization of the Buyer .......................................15

      3.2  The Capital Structure of the Buyer ..............................16

      3.3  Authority .......................................................16

      3.4  SEC Documents, Financial Statements .............................17

      3.5  Financial Capability ............................................18

      3.6  Acquisition of Shares; Ownership of Buyer .......................18

      3.7  Examination and Agreement to Investigate ........................18

      3.8  Litigation ......................................................18

Article 4    CONDUCT PRIOR TO THE EFFECTIVE TIME ...........................18

      4.1  Conduct of Business by Direct ...................................18

      4.2  Certain Actions by Direct .......................................19

      4.3  Transfer Taxes ..................................................19

      4.4  Access to Information; Confidentiality ..........................19

      4.5  Public Disclosure ...............................................19

      4.6  Exclusivity .....................................................20

      4.7  Fees and Expenses ...............................................20

      4.8  Related Agreements ..............................................20

      4.9  Intercompany Accounts ...........................................20

      4.10 Agreements between Seller and Direct ............................20

      4.11 Consents of Direct Optionholders ................................20

      4.12 Direct Employee Plans; Employment Matters .......................20

      4.13 Best Efforts and Further Assurances .............................21

Article 5    CONDITIONS TO THE PURCHASE AND SALE ...........................21

      5.1  Conditions to the Purchase and Sale Relating to the Buyer .......21

      5.2  Conditions to the Purchase and Sale Relating to the Seller ......22

Article 6    TERMINATION ...................................................23

      6.1  Grounds for Termination .........................................23

      6.2  Effect of Termination ...........................................23

Article 7    INDEMNIFICATION ...............................................23

      7.1  Indemnification by the Seller ...................................23

      7.2  Indemnification by the Buyer ....................................23

      7.3  Tax Matters .....................................................23

      7.4  Claims ..........................................................24

      7.5  Limitations on Indemnification ..................................25

Article 8    ADDITIONAL COVENANTS ..........................................25

      8.1  Income and Franchise Taxes ......................................25

Article 9    MISCELLANEOUS .................................................27

      9.1  Survival ........................................................27

      9.2  Assignment ......................................................27

      9.3  Entire Agreement ................................................27

      9.4  Amendment and Modification ......................................27

      9.5  Waiver ..........................................................27

      9.6  Counterparts ....................................................27

      9.7  Reference .......................................................27

      9.8  Notices .........................................................27

      9.9  Disclosure ......................................................28

      9.10 Governing Law ...................................................29

      9.11 Severability ....................................................29

      9.12 Consent to Jurisdiction .........................................29

      9.13 Waiver of Jury Trial ............................................29